Exhibit 99.1

Jennifer Han

(914) 288-8100

ACADIA REALTY TRUST REPORTS FOURTH QUARTER AND FULL YEAR 2022 OPERATING RESULTS

RYE, NY (February 14, 2023) - Acadia Realty Trust (NYSE: AKR) (“Acadia” or the “Company”) today reported operating results for the quarter and year ended December 31, 2022. For the quarter ended December 31, 2022, net earnings per share was $0.04 and for the year ended December 31, 2022, net loss per share was $0.40, primarily due to (i) Core and Fund non-cash impairment charges incurred during the three months ended September 30, 2022, as fully detailed in the third quarter 2022 earnings release dated November 1, 2022 and the Form 10-Q for the quarter ending September 30, 2022 and (ii) unrealized mark-to-market holding losses on its investment in Albertsons. All per share amounts are on a fully-diluted basis, where applicable. Acadia operates dual platforms, comprised of a high-quality core real estate portfolio (“Core Portfolio”), through which the Company owns and operates retail assets in the nation’s most dynamic corridors, and a series of discretionary, institutional funds (“Funds”) that target opportunistic and value-add investments.

Please refer to the tables and notes accompanying this press release for further details on operating results and additional disclosures related to net income (loss), funds from operations ("FFO") as per NAREIT and Before Special Items, net property operating income ("NOI") and same-property NOI.

Fourth Quarter and Recent Highlights

•
Fourth Quarter Earnings and Operating Results:
o
NAREIT FFO per share of $0.21 and FFO Before Special Items per share of $0.27
o
Generated increase in Core Portfolio same-property NOI of 5.7% during the fourth quarter and 6.3% increase for the full-year 2022, which exceeded the high-end of its 4.0% to 6.0% guidance
•
Core Portfolio Leasing:
o
Generated GAAP and cash leasing spreads of 10.2% and 4.7%, respectively, on renewal leases
o
Increased both leased and occupied rates to 94.9% and 92.7%, respectively, as of December 31, 2022 compared to leased and occupied rates of 94.3% and 91.2% as of September 30, 2022
•
Core Portfolio and Fund Transactional Activity:
o
Completed a disposition within its Core Portfolio of an Urban asset for $26.4 million, (generating a $7.4 million gain)
o
Post quarter end, completed a Fund V acquisition in suburban New York for $62.1 million
o
Completed a Fund IV disposition for $46 million, (generating a $13 million gain, of which $3 million was the Company's share)
•
Albertsons Special Dividend:
o
Albertsons Companies, Inc. ("Albertsons") paid its Special Dividend (as defined below) on January 20, 2023
o
Acadia's share of the Special Dividend was approximately $11.3 million, or $0.11 per share, which will be recognized in the first quarter of 2023

•
Balance Sheet:
o
97% of Core Portfolio debt is fixed, inclusive of swap contracts, as of December 31, 2022
•
Guidance:
o
Provided 2023 guidance for earnings per diluted share of $0.14 to $0.23 and FFO before Special Items per diluted share of $1.17 to $1.26

“We are pleased with our full year 2022 and fourth quarter results. In particular, we have seen a high level of new tenants taking occupancy during the quarter combined with steady leasing activity. Our Street and Urban assets are still in the early stages of a rebound and will continue to benefit from this recovery. Even after taking into account the uncertain macro backdrop and the potential for disruption in 2023, we remain confident with our substantial near and long-term internal growth expectations,” stated Kenneth F. Bernstein, President and CEO of Acadia. "Given the deep transactional expertise embedded in our dual platform business, we continue to pursue opportunistic acquisitions as well as harvest assets accretively as market conditions evolve."

CORE PORTFOLIO OPERATING RESULTS

The Company had a GAAP earnings per share of $0.04, NAREIT FFO per share of $0.21 and FFO Before Special Items per share of $0.27 for the quarter ended December 31, 2022. Please refer to the Consolidated Financial Results section below for additional details.

The Company's same-property NOI, excluding redevelopments, increased 5.7% for the quarter ended December 31, 2022 and 6.3% for the year ended December 31, 2022, which exceeded the high-end of its 4.0% to 6.0% guidance.

For the quarter ended December 31, 2022, the Company's pro-rata share of credit losses and reserves is as follows (dollars in millions):

	Core Same Store	Core Other	Funds	Total	Per Share
Fourth Quarter 2022 Credit Losses and Reserves
Credit Loss and Abatements - Billed Rents and Recoveries	$0.3	$0.1	$0.3	$0.7	$0.01
Prior Period (Benefit), Net	(0.4)	—	(0.1)	(0.5)	—
Total	$(0.1)	$0.1	$0.2	$0.2	$0.01

CORE PORTFOLIO LEASING

During the quarter ended December 31, 2022, GAAP and cash leasing spreads were 10.2% and 4.7%, respectively, on 17 renewal leases aggregating approximately 152,000 square feet. While the Company did not sign any new comparable leases during the fourth quarter, the Company executed several profitable non-comparable new leases, including at 555 9th Street, a redevelopment in San Francisco. These non-comparable new leases totaled 54,000 square feet with aggregate ABR of approximately $1.6 million at the Company's share.

As of December 31, 2022, the Core Portfolio was 94.9% leased and 92.7% occupied. As of September 30, 2022, the Core Portfolio was 94.3% leased and 91.2% occupied. The leased rate includes space that is leased but not yet occupied and excludes development and redevelopment properties.

Post quarter end, the Company signed a lease for the entirety of Bed Bath & Beyond Inc.'s space at Brandywine Town Center in Wilmington, Delaware, one of two locations this tenant has within the Company's Core Portfolio.

CORE PORTFOLIO AND FUND TRANSACTIONAL ACTIVITY

Core Portfolio Acquisition Activity

No Core Portfolio acquisitions were completed for the quarter ended December 31, 2022. For the full year 2022, the Company completed Core Portfolio acquisitions of $246.7 million. See Supplemental report for details.

Core (Urban) Disposition Activity

330-340 River Street, Boston (Cambridge), Massachusetts. In December 2022, the Company completed the disposition of 330-340 River Street at attractive pricing for $26.4 million. During the Company's ownership, lease terms with Whole Foods and Rite-Aid were extended and credit upgrades allowed the Company to obtain premium pricing on the disposition. The property generated a $7.4 million gain.

Fund Transactional Activity

Fund V Acquisition

Mohawk Commons (Fund V). Post quarter-end, in January 2023, Fund V completed the acquisition of a 90% interest in Mohawk Commons in Schenectady, New York for $62.1 million in a joint venture with DLC Management. The investment, which was funded with a new non-recourse mortgage of $39.7 million, is expected to result in mid-teens current leveraged returns. This grocery-anchored power center is currently 98% leased and is anchored by Lowe's and a shadow anchor, Target, along with other national junior anchors, including Burlington Coat Factory, PetSmart and Marshalls.

Fund IV Disposition

Promenade at Manassas (Fund IV). As previously announced, in October 2022, Fund IV completed the disposition of Promenade at Manassas in Manassas, Virginia for $46 million and repaid the mortgage of $27.3 million. This sale generated a 17% IRR, 2.2x multiple on the Fund's equity investment and a $13 million gain, of which $3 million gain was the Company's share.

ALBERTSONS SPECIAL DIVIDEND

On January 17, 2023, Albertsons announced that the State of Washington’s Supreme Court denied a motion by the Attorney General of the State of Washington to hear an appeal from the trial court’s denial of its request to enjoin the Company from paying its previously announced $6.85 per common share special dividend (the “Special Dividend”), originally scheduled to be paid November 7, 2022. Albertsons further announced that the temporary restraining order preventing the payment of the Special Divided was lifted as a result of the decision. Albertsons paid the Special Dividend on January 20, 2023. Acadia's share of the Special Dividend was approximately $11.3 million, or $0.11 per share.

Based on the legal uncertainty that existed at December 31, 2022, Acadia will recognize its share of the Special Dividend in the first quarter of fiscal year 2023.

BALANCE SHEET

As of December 31, 2022, 97% of the Core Portfolio debt was fixed, inclusive of interest rate swap contracts.

CONSOLIDATED FINANCIAL RESULTS

A complete reconciliation, in dollars and per share amounts, of (i) net loss or income attributable to Acadia to FFO (as defined by NAREIT and Before Special Items) attributable to common shareholders and common OP Unit holders and (ii) operating income to NOI is included in the financial tables of this release. Amounts discussed below are net of noncontrolling interests and all per share amounts are on a fully-diluted basis.

Net Income (Loss)

Net income attributable to Acadia for the quarter ended December 31, 2022, was $3.8 million, or $0.04 per share, which included a $10.2 million gain, or $0.10 per share, on Core and Fund dispositions, partially offset by a $6.8 million loss, or $0.07 per share, from the unrealized mark-to-market holding loss on its investment in Albertsons.

Net income attributable to Acadia for the quarter ended December 31, 2021, was $2.9 million, or $0.03 per share, which included: $1.3 million, or $0.01 per share, from the unrealized mark-to-market holding loss on Albertsons.

Net loss attributable to Acadia for the year ended December 31, 2022, was $38.1 million, or $0.40 per share, which included: (i) Core and Fund impairment charges of $58.5 million, or $0.58 per share and (ii) $15.2 million, or $0.15 per share, from the unrealized mark-to-market holding loss on Albertsons, partially offset by $22.1 million gain, or $0.22 per share, on Core and Fund dispositions.

Net income attributable to Acadia for the year ended December 31, 2021, was $22.9 million, or $0.26 per share, which included: (i) $13.8 million, or $0.15 per share, primarily from the unrealized mark-to-market holding gain on Albertsons and (ii) $6.6 million, or $0.07 per share, attributable to an aggregate gain on dispositions of Core Portfolio and Fund investments, which were partially offset by (i) $6.3 million, or $0.07 per share, related to credit loss, straight-line rent reserves and tenant abatements, primarily due to the COVID-19 Pandemic and (ii) Fund impairment charges of $2.3 million, or $0.02 per share.

FFO as Defined by NAREIT

FFO for the quarter ended December 31, 2022 was $21.0 million, or $0.21 per share, which included $6.8 million, or $0.07 per share, from the unrealized mark-to-market holding loss on Albertsons.

FFO for the quarter ended December 31, 2021 was $26.7 million, or $0.28 per share, which included $1.3 million, or $0.01 per share, primarily from the unrealized mark-to-market holding loss on Albertsons.

FFO for the year ended December 31, 2022 was $103.6 million, or $1.02 per share, which included $1.5 million of a gain, or $0.01 per share from the Fund III disposition of its interest in Self Storage Management, which was offset by $15.2 million, or $0.15 per share, from the unrealized mark-to-market holding loss on Albertsons.

FFO for the year ended December 31, 2021 was $117.1 million, or $1.26 per share, which included $13.8 million, or $0.15 per share, primarily from the unrealized mark-to-market holding gain on Albertsons and was offset by $6.3 million, or $0.07 per share, related to credit loss, straight-line reserves and tenant abatements, primarily due to the COVID-19 Pandemic.

FFO Before Special Items

FFO Before Special Items for the quarter ended December 31, 2022 was $27.8 million, or $0.27 per share, which excluded $6.8 million, or $0.07 per share, from the unrealized mark-to-market holding loss on Albertsons.

FFO Before Special Items for the quarter ended December 31, 2021 was $28.0 million, or $0.30 per share, which excluded $1.3 million, or $0.01 per share, from the unrealized mark-to-market holding loss on Albertsons.

FFO Before Special Items for the year ended December 31, 2022 was $120.9 million, or $1.19 per share, which excluded: (i) $15.2 million, or $0.15 per share, from the unrealized mark-to-market holding loss on Albertsons; (ii) $1.3 million, $0.01 per share of non-recurring City Point recapitalization and transaction costs and (iii) $0.9 million, or $0.01 per share for net acquisition and transaction costs from a Core acquisition.

FFO Before Special Items for the year ended December 31, 2021 was $103.4 million, or $1.11 per share, which excluded $13.8 million, or $0.15 per share, from the unrealized mark-to-market holding gain on Albertsons.

2023 GUIDANCE

The following initial guidance is based upon Acadia's current view of market conditions and assumptions for the year ended December 31, 2023.

The Company is setting initial 2023 guidance as follows:

•
Earnings per diluted share of $0.14 to $0.23
•
FFO before Special Items per diluted share of $1.17 to $1.26
•
Same-property NOI growth, excluding redevelopments of 5% to 6%

These forecasts and comparable 2022 results, both presented below are before gains or losses on sale or impairment of depreciated and non-operating assets. Please refer to the Company's fourth quarter 2022 supplemental information package for additional details.

	2023 Annual Guidance	2022 Actuals

Net earnings (loss) per share attributable to Acadia	$0.14 to $0.23	$(0.40)
Depreciation of real estate and amortization of leasing costs (net of noncontrolling interest share)	$1.01	1.05
Impairment charges (net of noncontrolling interest share)	—	0.58
(Gain) loss on disposition of properties (net of noncontrolling interest share)	—	(0.22)
Noncontrolling interest in Operating Partnership	0.02	0.02
FFO to Common Shareholders and Common OP Unit holders	$1.17 to $1.26	$1.03
Less: Impact of City point share conversion option (a)	—	(0.01)
NAREIT Funds from operations per share attributable to Common Shareholders and Common OP Unit holders	$1.17 to $1.26	$1.02
Unrealized holding loss (gain) (net of noncontrolling interest share) (c)	—	0.15
Transaction and other related costs (a), (b)	—	0.02
Funds from operations Before Special Items per share attributable to Common Shareholders and Common OP Unit holders (d)	$1.17 to $1.26	$1.19

_________

(a)
This amount is not recognized within the Company’s Consolidated Statements of Operations. Rather, it represents a required GAAP adjustment to the numerator within its diluted earnings per share computation to reflect an assumed conversion of potential common shares that could be subsequently issued in connection with the City Point recapitalization. Please refer to the third quarter 2022 supplemental information package for additional details. This non-recurring item only occurred in the third quarter 2022.
(b)
Transaction and other related costs of $2.2 million, or $0.02 per share are non-recurring items for 2022, which included (i) $1.3 million ($0.9 million of City Point recapitalization and $0.4 million of transaction costs), or $0.01 per share and (ii) $0.9 million, or $0.01 per share for acquisition and transaction costs, net of a bargain purchase gain from a Core acquisition. See footnote (a) for further details.
(c)
The Company is not providing 2023 guidance for unrealized changes in fair value for its investment holdings. As the Company incurs unrealized gains or losses, they will be reflected in this line item. For the period 2022, the unrealized losses are with respect to the Company's holdings in Albertsons. Any realized gains of such shares, as well as the Special Dividend of $0.11 per share received during the first quarter of 2023, will be included in Net Promote and other Core and Fund income (loss) in the period in which a sale occurs.
(d)
The Company defines Special Items to include (i) unrealized holding losses or gains (net of noncontrolling interest share) on investments and (ii) Transaction and other costs that do not occur in the ordinary course of the Company's underwriting and investing business.

In reliance on the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K, reconciliation of the assumed range of 2023 same-property NOI growth to the most directly comparable GAAP financial measure is not provided because the Company is unable to provide such reconciliation without unreasonable effort due to the multiple components of the calculation which only includes properties owned for comparable periods and excludes all corporate level activity.

CONFERENCE CALL

Management will conduct a conference call on Wednesday, February 15, 2023 at 11:00 AM ET to review the Company’s earnings and operating results. Participant registration and webcast information is listed below.

Live Conference Call:

Date: Wednesday, February 15, 2023

Time: 11:00 AM ET

Participant Registration: Fourth Quarter 2022 Registration

Webcast Listen-only and Replay: www.acadiarealty.com under Investors, Presentations & Events

The Company uses, and intends to use, the Investors page of its website, which can be found at www.acadiarealty.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investors page, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, the website is not incorporated by reference into, and is not a part of, this document.

About Acadia Realty Trust

Acadia Realty Trust is an equity real estate investment trust focused on delivering long-term, profitable growth via its dual – Core Portfolio and Fund – operating platforms and its disciplined, location-driven investment strategy. Acadia Realty Trust is accomplishing this goal by building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic corridors; making profitable opportunistic and value-add investments through its series of discretionary, institutional funds; and maintaining a strong balance sheet. For further information, please visit www.acadiarealty.com.

Safe Harbor Statement

Certain statements in this press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations are generally identifiable by the use of words, such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project,” or the negative thereof, or other variations thereon or comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results and financial performance to be materially different from future results and financial performance expressed or implied by such forward-looking statements (including accretion and guidance statements), including, but not limited to: (i) the economic, political and social impact of, and uncertainty surrounding the COVID-19 Pandemic, including its impact on the Company’s tenants and their ability to make rent and other payments or honor their commitments under existing leases; (ii) macroeconomic conditions, such as a disruption of or lack of access to the capital markets; (iii) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (iv) changes in general economic conditions or economic conditions in the markets in which the Company may, from time to time, compete, and their effect on the Company’s revenues, earnings and funding sources; (v) increases in the Company’s borrowing costs as a result of rising inflation, changes in interest rates and other factors, including the discontinuation of the USD London Interbank Offered Rate, which is currently anticipated to occur in 2023; (vi) the Company’s ability to pay down, refinance, restructure or extend its indebtedness as it becomes due; (vii) the Company’s investments in joint ventures and unconsolidated entities, including its lack of sole decision-making authority and its reliance on its joint venture partners’ financial condition; (viii) the Company’s ability to obtain the financial results expected from its development and redevelopment projects; (ix) the tenants’ ability and willingness to renew their leases with the Company upon expiration, the Company’s ability to re-lease its properties on the same or better terms in the event of nonrenewal or in the event the Company exercises its right to replace an existing tenant, and obligations the Company may incur in connection with the replacement of an existing tenant; (x) the Company’s potential liability for environmental matters; (xi) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xii) uninsured losses; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches, including increased cybersecurity risks relating to the use of remote technology during the COVID-19 Pandemic; (xv) the loss of key executives; and (xvi) the accuracy of the Company’s methodologies and estimates regarding environmental, social and governance (“ESG”) metrics, goals and targets, tenant willingness and ability to collaborate towards reporting ESG metrics and meeting ESG goals and targets, and the impact of governmental regulation on its ESG efforts.

The factors described above are not exhaustive and additional factors could adversely affect the Company’s future results and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other periodic or current reports the Company files with the SEC. Any forward-looking statements in this press release speak only as of the date hereof. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in the events, conditions or circumstances on which such forward-looking statements are based.

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Operations (a)

(Dollars and Common Shares in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues
Rental income	$79,335	$77,529	$317,814	$285,898
Other	1,243	1,828	8,476	6,599
Total revenues	80,578	79,357	326,290	292,497

Operating expenses
Depreciation and amortization	33,489	32,195	135,917	123,439
General and administrative	11,298	10,570	44,066	40,125
Real estate taxes	10,275	10,909	44,932	45,357
Property operating	16,268	15,228	56,995	53,516
Impairment charges	—	—	33,311	9,925
Total operating expenses	71,330	68,902	315,221	272,362

Gain on disposition of properties	7,245	—	57,161	10,521
Operating income	16,493	10,455	68,230	30,656

Equity in earnings (losses) of unconsolidated affiliates	13,262	2,177	(32,907)	5,330
Interest and other income	4,751	2,957	14,641	9,065
Realized and unrealized holding (losses) gains on investments and other	(16,579)	(4,340)	(34,994)	49,120
Interest expense	(21,900)	(17,744)	(80,209)	(68,048)
(Loss) income from continuing operations before income taxes	(3,973)	(6,495)	(65,239)	26,123
Income tax (provision) benefit	(5)	306	(12)	(93)
Net (loss) income	(3,978)	(6,189)	(65,251)	26,030
Net loss attributable to redeemable noncontrolling interests	2,343	—	5,536	—
Net loss (income) attributable to noncontrolling interests	5,617	9,202	24,270	(2,482)
Net income (loss) attributable to Acadia	$3,982	$3,013	$(35,445)	$23,548

Less: net income attributable to participating securities	(199)	(156)	(805)	(624)
Net income (loss) attributable to Common Shareholders - basic (loss) earnings per share	$3,783	$2,857	$(36,250)	$22,924
Impact of assumed conversion of dilutive convertible securities	—	—	(1,804)	—
Income (loss) from continuing operations net of income attributable to participating securities for diluted (loss) earnings per share	$3,783	$2,857	$(38,054)	$22,924

Weighted average shares for basic earnings (loss) per share	95,066	88,949	94,575	87,654
Weighted average shares for diluted earnings (loss) per share	95,066	88,949	94,643	87,654

Net earnings (loss) per share - basic (b)	$0.04	$0.03	$(0.38)	$0.26
Net earnings (loss) per share - diluted (b)	$0.04	$0.03	$(0.40)	$0.26

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Consolidated Net Income (Loss) to Funds from Operations (a, c)

(Dollars and Common Shares and Units in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Net income (loss) attributable to Acadia	$3,982	$3,013	$(35,445)	$23,548

Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests' share)	26,903	23,393	104,910	93,388
Impairment charges (net of noncontrolling interests' share)	—	—	58,481	2,294
(Gain) loss on disposition of properties (net of noncontrolling interests' share)	(10,245)	—	(22,137)	(4,163)
Income (loss) attributable to Common OP Unit holders	257	213	(1,800)	1,584
Distributions - Preferred OP Units	123	123	492	492
Funds from operations attributable to Common Shareholders and Common OP Unit holders - Basic	$21,020	$26,742	$104,501	$117,143

Less: Impact of City point share conversion option (d)	—	—	(906)	—
FFO to Common Shareholders and Common OP Unit holders - Diluted	$21,020	$26,742	$103,595	$117,143

Adjustments for Special Items:
Add back: Acquisition costs, net of bargain purchase gain (e)	—	—	859	—
Add back: City Point acquisition and transaction related costs (e)	—	—	364	—
Add back: Impact of City point share conversion option (d)	—	—	906	—
Unrealized holding loss (gain) (net of noncontrolling interest share) (f)	6,786	1,302	15,165	(13,782)
Funds from operations before Special Items attributable to Common Shareholders and Common OP Unit holders (g)	$27,806	$28,044	$120,889	$103,361

Funds From Operations per Share - Diluted
Basic weighted-average shares outstanding, GAAP earnings	95,066	88,949	94,575	87,654
Weighted-average OP Units outstanding	6,235	5,085	6,299	5,115
Assumed conversion of Preferred OP Units to common shares	25	465	464	465
Assumed conversion of LTIP units and restricted share units to common shares	—	6	—	—
Weighted average number of Common Shares and Common OP Units	101,326	94,505	101,338	93,234

Diluted Funds from operations, per Common Share and Common OP Unit	$0.21	$0.28	$1.02	$1.26

Diluted Funds from operations before Special Items, per Common Share and Common OP Unit	$0.27	$0.30	$1.19	$1.11

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Consolidated Operating Income to Net Property Operating Income (“NOI”) (a)

(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Consolidated operating income	$16,493	$10,455	$68,230	$30,656
Add back:
General and administrative	11,298	10,570	44,066	40,125
Depreciation and amortization	33,489	32,195	135,917	123,439
Impairment charges	—	—	33,311	9,925
Less:
Above/below market rent, straight-line rent and other adjustments	(3,239)	(5,746)	(20,182)	(19,488)
Gain on disposition of properties	(7,245)	—	(57,161)	(10,521)
Consolidated NOI	50,796	47,474	204,181	174,136

Redeemable noncontrolling interest in consolidated NOI	(1,382)	—	(1,919)	—
Noncontrolling interest in consolidated NOI	(13,190)	(14,964)	(57,957)	(48,401)
Less: Operating Partnership's interest in Fund NOI included above	(3,393)	(3,820)	(15,310)	(12,337)
Add: Operating Partnership's share of unconsolidated joint ventures NOI (h)	4,083	3,786	14,965	13,811
NOI - Core Portfolio	$36,914	$32,476	$143,960	$127,209

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Balance Sheets (a)

(Dollars in thousands)

	As of
	December 31, 2022	December 31, 2021
ASSETS
Investments in real estate, at cost
Land	$817,802	$739,641
Buildings and improvements	2,987,594	2,892,051
Tenant improvements	216,899	199,925
Construction in progress	21,027	11,131
Right-of-use assets - finance leases	25,086	25,086
	4,068,408	3,867,834
Less: Accumulated depreciation and amortization	(725,143)	(648,461)
Operating real estate, net	3,343,265	3,219,373
Real estate under development	184,602	203,773
Net investments in real estate	3,527,867	3,423,146
Notes receivable, net	123,903	153,886
Investments in and advances to unconsolidated affiliates	291,156	322,326
Other assets, net	229,591	186,509
Right-of-use assets - operating leases, net	37,281	40,743
Cash and cash equivalents	17,158	17,746
Restricted cash	15,063	9,813
Rents receivable, net	49,506	43,625
Assets of properties held for sale	11,057	63,952
Total assets	$4,302,582	$4,261,746

LIABILITIES
Mortgage and other notes payable, net	$928,639	$1,140,293
Unsecured notes payable, net	696,134	559,040
Unsecured line of credit	168,287	112,905
Accounts payable and other liabilities	196,491	236,415
Lease liability - operating leases, net	35,271	38,759
Dividends and distributions payable	18,395	14,460
Distributions in excess of income from, and investments in, unconsolidated affiliates	10,505	9,939
Total liabilities	2,053,722	2,111,811
Commitments and contingencies
Redeemable noncontrolling interests	67,664	—
EQUITY
Acadia Shareholders' Equity
Common shares, $0.001 par value per share, authorized 200,000,000 shares, issued and outstanding 95,120,773 and 89,303,545 shares, respectively	95	89
Additional paid-in capital	1,945,322	1,754,383
Accumulated other comprehensive income (loss)	46,817	(36,214)
Distributions in excess of accumulated earnings	(300,402)	(196,645)
Total Acadia shareholders’ equity	1,691,832	1,521,613
Noncontrolling interests	489,364	628,322
Total equity	2,181,196	2,149,935
Total liabilities, equity and redeemable noncontrolling interests	$4,302,582	$4,261,746

ACADIA REALTY TRUST AND SUBSIDIARIES

Notes to Financial Highlights:

(a)
For additional information and analysis concerning the Company’s balance sheet and results of operations, reference is made to the Company’s quarterly supplemental disclosures for the relevant periods furnished on the Company's Current Report on Form 8-K made available on the Company’s website at www.acadiarealty.com.
(b)
Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common shares of the Company were exercised or converted into common shares. The effect of the conversion of units of limited partnership interest (“OP Units”) in Acadia Realty Limited Partnership, the “Operating Partnership” of the Company, is not reflected in the above table; OP Units are exchangeable into common shares on a one-for-one basis. The income allocable to such OP units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these OP Units would have no net impact on the determination of diluted earnings per share.
(c)
The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. In addition, the Company believes that given the atypical nature of certain unusual items (as further described below), “FFO Before Special Items” is also an appropriate supplemental disclosure of operating performance. FFO, FFO Before Special Items and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income (loss) that are not indicative of the operating performance, such as (i) gains (losses) from sales of real estate properties; (ii) depreciation and amortization and (iii) impairment of real estate properties. In addition, NOI excludes interest expense and FFO Before Special Items excludes certain unusual items (as further described below). The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Neither FFO nor FFO Before Special Items represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”), or are indicative of cash available to fund all cash needs, including distributions. Such measures should not be considered as an alternative to net income (loss) for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity.
a.
Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP) excluding:
i.
gains (losses) from sales of real estate properties;
ii.
depreciation and amortization;
iii.
impairment of real estate properties;
iv.
gains and losses from change in control; and
v.
after adjustments for unconsolidated partnerships and joint ventures.
b.
Also consistent with NAREIT’s definition of FFO, the Company has elected to include:
i.
the impact of the unrealized holding gains (losses), including those related to its RCP investments such as Albertsons in FFO.
c.
FFO Before Special Items begins with the NAREIT definition of FFO and adjusts FFO (or as an adjustment to the numerator within its earnings per share calculations) to take into account FFO without regard to certain unusual items including:
i.
charges, income and gains that management believes are not comparable and indicative of the results of the Company’s operating real estate portfolio;
ii.
the impact of the unrealized holding gains (losses), including those related to its RCP investments such as Albertsons; and
iii.
any realized income or gains from the Company’s investment in Albertsons.
(d)
This amount is not recognized within the Company’s Consolidated Statements of Operations. Rather, it represents a required GAAP adjustment to the numerator within its diluted earnings per share computation to reflect the impact of an assumed issuance of common shares that could be subsequently issued in connection with a put right granted to other partners related to the City Point Recapitalization and the Company's opportunity to increase its ownership in the future. Please refer to the third quarter 2022 supplemental information package for additional details. This non-recurring item only occurred in the third quarter 2022.
(e)
Transaction and other related costs of $2.2 million, or $0.02 per share are non-recurring items for 2022, which included (i) $1.3 million ($0.9 million of City Point recapitalization and $0.4 million of transaction costs), or $0.01 per share and (ii) $0.9 million, or $0.01 per share for acquisition and transaction costs, net of a bargain purchase gain from a Core acquisition.
(f)
The Company defines Special Items to include (i) unrealized holding losses or gains (net of noncontrolling interest share) on investments and (ii) Transaction and other costs that do not occur in the ordinary course of our underwriting and investing business.
(g)
The Company is not providing 2023 guidance for unrealized changes in fair value for its investment holdings. As the Company incurs unrealized gains or losses, they will be reflected in this line item. For the period 2022, the unrealized losses are with respect to our holdings in Albertsons. Any realized gains of such shares, as well as the Special Dividend of $0.11 per share received during the first quarter of 2023, will be included in Net Promote and other Core and Fund income (loss) in the period in which a sale occurs.
(h)
The pro-rata share of NOI is based upon the Operating Partnership’s stated ownership percentages in each venture or Fund’s operating agreement and does not include the Operating Partnership's share of NOI from unconsolidated joint ventures within the Funds.